Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on October 12, 2017, by and between OPTINOSE US, INC., a Delaware corporation (the “Company”), and Dr. Ramy Mahmoud (“Executive”).

WHEREAS, Executive currently serves as the President and Chief Operating Officer of the Company pursuant to that certain Letter Agreement entered into between Executive and OptiNose, Inc., dated June 18, 2010 (the “Existing Agreement”); and

WHEREAS, the Company and Executive desire to enter into this Agreement to replace the Existing Agreement in its entirety and to set forth the terms and conditions for the continued employment relationship of Executive with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.                                      Term.  Subject to the terms and provisions of this Agreement, this Agreement shall be effective upon the closing of the OptiNose, Inc. initial public offering of its common stock, and shall continue until Executive’s employment with the Company is terminated by the Company or by Executive.  At all times, Executive’s employment with the Company is “at-will,” which means that Executive’s employment with the Company may be terminated at any time by the Company with or without “Cause” or by Executive with or without “Good Reason” (as each such term is defined below).

2.                                      Title, Duties and Responsibilities. While Executive is employed by the Company, Executive will serve as the President and Chief Operating Officer of OptiNose, Inc. and will report to the Chief Executive Officer of OptiNose, Inc.  Executive will have such duties and responsibilities that are commensurate with Executive’s position and such other duties and responsibilities as are from time to time assigned to Executive by Chief Executive Officer or the Board of Directors of the OptiNose, Inc. (the “Board”).  While Executive is employed by the Company, Executive will devote Executive’s full business time, energy and skill to the performance of Executive’s duties and responsibilities hereunder; provided, however, that Executive will be permitted to devote a reasonable amount of time either during or after business hours to Outside Activities (as defined below), so long as such activities (i) do not prohibit or interfere with Executive’s performance of Executive’s duties under this Agreement, (ii) do not conflict with the business of the Company or violate any of the provisions of Section 8 herein and (iii) are approved in advance in writing by the Chief Executive Officer of OptiNose, Inc. and the Nominating and Corporate Governance Committee (which consent shall not be unreasonably withheld). For purposes of this Agreement, “Outside Activities” shall include the oversight of passive investments and activities involving professional, charitable, education, religious and other organizations (including membership on boards of for-profit and non-profit organizations). Executive shall, if requested by the Board, also serve as an officer or director of any affiliate of the Company for no additional compensation.  Executive’s place of employment will be the Company’s offices in Yardley, Pennsylvania.

3.                                      Base Salary. While Executive is employed by the Company, the Company will pay Executive a base annual salary (the “Base Salary”) at the rate of $437,750 per year, paid in accordance with the usual payroll practices of the Company.  Executive’s Base Salary shall be reviewed periodically for potential increases pursuant to Company review policies applicable to senior executives by the Compensation Committee of the Board (the “Compensation Committee”) or the Board.

4.                                      Incentive Compensation.  Executive shall participate in short-term and long-term incentive programs, including equity compensation programs, established by the Company for its senior level executives generally, at levels determined by the Board or the Compensation Committee.  Executive’s incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on Executive’s individual performance and the Company’s performance as determined by the Board or the Compensation Committee.  Any annual incentive compensation earned by Executive shall be paid on or after January 1, but not later than March 15 of the fiscal year following the fiscal year for which the annual incentive compensation is earned.

(a)                                 Discretionary Bonus.  Executive will be eligible to receive an annual target cash bonus of 50% of Executive’s Base Salary (the “Target Annual Bonus”) (pro-rated for any portion of a year during which Executive is not employed by the Company) at the discretion of the Board or the Compensation Committee and contingent upon attainment of certain Company milestones and/or individual objectives as determined by the Board or the Compensation Committee.  The actual annual bonus payable for any given year, if any, may be higher or lower than the Target Annual Bonus.  Payment of such bonus is contingent upon continued employment with the Company at the time of payment unless otherwise specified herein or in the terms pursuant to which such bonus is granted. Executive’s Target Annual Bonus shall be reviewed periodically for potential increases pursuant to Company review policies applicable to senior executives by the Compensation Committee or the Board.

(b)                                 Equity Incentive Compensation.  Executive shall be eligible to receive annual equity awards based on the Company’s and Executive’s actual performance, as determined by the Board or the Compensation Committee.  Each such equity award granted to Executive hereunder shall be subject to the terms and conditions of the incentive plan pursuant to which it is granted and such other terms and conditions as are established by the Board or Compensation Committee and set forth in an award agreement evidencing the grant of such equity award.

5.                                      Benefits and Fringes.

(a)                                 General. While Executive is employed by the Company, Executive will be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company to its senior level executives, subject to the satisfaction of any eligibility requirements and any other terms and conditions of the applicable plans or policies.

(b)                                 Vacation.  Executive will also be entitled to 20 business days of annual paid vacation in accordance with the Company’s vacation policies in effect from time to time, which may be taken at such times as Executive elects with due regard to the needs of the Company.

(c)                                  Reimbursement of Business Expenses. Upon presentation of appropriate documentation, Executive will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of Executive’s duties and responsibilities hereunder.

(d)                                 Life Insurance. While Executive is employed by the Company, the Company shall pay for term life insurance (which Executive shall own) that has a death benefit equal to approximately $3,000,000, and whole life insurance with a death benefit equal to approximately $1,000,000.

6.                                      Termination of Employment.

(a)                                 Any termination of Executive’s employment by the Company or Executive (other than because of Executive’s death) shall be communicated by a written notice of termination to the other party hereto in accordance with the requirements of this Agreement.  Upon termination of Executive’s employment with the Company, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

(b)                                 Termination upon Death. If Executive dies, then Executive’s employment with the Company shall terminate as of the date of Executive’s death, at which time all of Executive’s rights to compensation and benefits under Sections 3, 4 and 5 herein or otherwise shall immediately terminate, except that Executive’s heirs, personal representatives or estate shall be entitled to the Accrued Benefits.  “Accrued Benefits” means: (a) any accrued but unpaid portion of Executive’s compensation set forth in Section 3 above through the date of termination; (b) any accrued but unused vacation as of the termination date; (c) any earned but unpaid bonus for which the performance measurement period has ended prior to the termination date (e.g., if Executive’s employment is terminated on February 1 and annual bonuses for the prior year have not been paid as of his termination date, then Executive would be eligible to receive his annual bonus for the prior year but not a bonus for the year in which the termination occurs), provided, that the termination of Executive’s employment is not for Cause or due to Executive’s voluntary resignation (other than for Good Reason); (d) any amounts owing to Executive for reimbursements of expenses properly incurred by Executive prior to the date of his termination of employment and which are reimbursable in accordance with Section 5(c) above, with all amounts owed under each of (a), (b) and (d) payable in a lump sum no later than the Company’s first regularly scheduled payroll date that is at least ten (10) days after the date of Executive’s termination of employment, and any amount owed under (c) payable in a lump sum when such bonuses are paid to the Company’s employees; and (e) any amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the date of termination, payable in accordance with such plan, policy, practice or program or contract or agreement.

(c)                                  Termination upon Disability. “Disability” means any physical or mental incapacity, illness or infirmity that prevents or significantly restricts Executive from performing the normal duties of Executive’s position on a full-time basis despite the provision, if requested, of a reasonable accommodation as that term is defined in the American with Disabilities Act. If Executive suffers a Disability and the Disability continues for a continuous period of more than three months, then the Company shall have the right to terminate Executive’s employment upon written notice to Executive, at which time all of Executive’s rights to compensation and benefits under Sections 3, 4 and 5 herein or otherwise shall immediately terminate, except that Executive shall be entitled to the Accrued Benefits.

(d)                                 Termination by the Company for Cause. The Company may, upon written notice to Executive, immediately terminate Executive’s employment for Cause. “Cause” shall exist upon (i) Executive’s breach of any fiduciary duty or material legal or contractual obligation to the Company or any of its affiliates (including, without limitation, pursuant to a Company or affiliate policy or the restrictive covenants set forth in Section 8 of this Agreement or any other applicable restrictive covenants between Executive and the Company or any of its affiliates), (ii) Executive’s failure to follow the reasonable instructions of the Chief Executive Officer or the Board (other than as a result of total or partial incapacity due to physical or mental illness), which failure, if curable, is not cured within 30 days after notice to Executive specifying in reasonable detail the nature of such breach, or, if cured, recurs within 90 business days, (iii) Executive’s gross negligence, willful misconduct, fraud, insubordination, acts of dishonesty or conflict of interest relating to the Company or any of its affiliates, or (iv) Executive’s commission of any misdemeanor which has a material impact on the affairs, business or reputation of the Company or any of its affiliates or Executive’s indictment for, or plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof. Upon a termination of Executive’s employment for Cause, all of Executive’s rights to compensation and benefits under Sections 3, 4 and 5 of this Agreement or otherwise shall immediately terminate, except that Executive shall be entitled to the Accrued Benefits.

(e)                                  Termination by the Company without Cause or by Executive for Good Reason. Except as provided in Section 6(f) below, upon a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Accrued Benefits and, subject to Executive’s execution and non-revocation of the release described in Section 6(g) and Executive’s compliance with Executive’s obligations under Section 8, the following severance payments and benefits (collectively, the “Severance Benefits”):

(i)                                     an amount equal to twelve (12) months of Executive’s Base Salary at the rate in effect on the date of termination, payable in substantially equal installments in accordance with the Company’s normal payroll practices over the twelve (12) month period following Executive’s termination date, commencing on the first payroll date that occurs on or after the Release Effective Date (as defined below), provided that the initial payment will include a catch-up payment to cover the period between Executive’s termination date and the date of such first payment and the remaining amounts shall be paid over the remainder of such twelve (12) month period;

(ii)                                  provided Executive and his eligible dependents timely and properly elect to continue health care coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), continued participation by Executive and Executive’s eligible dependents in the standard group medical, dental and vision plans of the Company as in effect from time to time, on substantially the same terms and conditions as such benefits are provided to employees during the applicable period, and reimbursement by the Company of the monthly COBRA premium paid by Executive for him and his eligible dependents for twelve (12) months or, if earlier, until the date Executive is no longer eligible to receive COBRA continuation coverage; provided, however, in the event the Company determines that such provisions would subject Executive to taxation under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise violate any healthcare law or regulation, then, in lieu of reimbursing Executive, the Company shall pay to Executive an amount equal to the amount Executive would be required to pay for continuation of group health coverage for Executive and his eligible dependents through an election under COBRA for twelve (12) months, which amount shall be paid in a lump sum at the same time payments under Section 5(e)(i) commence and is intended to assist Executive with costs of health coverage, which Executive may (but is not required to) obtain through an election to continue health care coverage under COBRA; and

“Good Reason” shall mean, without Executive’s prior written consent, (i) a material diminution in Executive’s position or duties, authority or responsibilities including, without limitation, Executive ceasing to be an “executive officer” (as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a company with a class of securities registered under Section 12(b) of the Exchange Act; (ii) the assignment to Executive of any duties materially inconsistent with the duties and responsibilities of President and Chief Operating Officer, (iii) a reduction by the Company in Executive’s then-current Base Salary or Executive’s then-current Target Annual Bonus unless the salaries and target annual bonuses for all other senior executive officers are correspondingly and proportionately reduced by not greater than 15% and such reduction continues for no more than 12 months; (iv) Executive’s relocation to offices of the Company that are more than fifty (50) miles from the Company’s offices in Yardley, Pennsylvania; or (v) any action or inaction that constitutes a material breach of this Agreement by the Company.  In order to invoke a termination for Good Reason, Executive must deliver a written notice of the grounds for such termination within thirty (30) days of the initial existence of the event giving rise to Good Reason and the Company shall have thirty (30) days to cure the circumstances.  In order to terminate Executive’s employment, if at all, for Good Reason, Executive must terminate employment within sixty (60) days following the end of the cure period if the circumstances giving rise to Good Reason have not been cured.

(f)                                   Termination by the Company without Cause or by Executive for Good Reason Following a Change in Control.  Upon a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, in each case within twelve (12) months after a Change in Control (as defined in the Company’s 2010 Stock Incentive Plan, as amended and restated), Executive shall be entitled to receive the Accrued Benefits and, subject to Executive’s execution and non-revocation of the release described in Section 6(g) and Executive’s compliance with Executive’s obligations under Section 8, the following severance payments and benefits (collectively, the “Change in Control Severance Benefits”):

(i)                                     an amount equal to 125% of Executive’s Base Salary at the rate in effect on the date of termination, payable in a single-lump sum cash payment on the first payroll date that occurs on or after the Release Effective Date;

(ii)                                  provided Executive and his eligible dependents timely and properly elect to continue health care coverage under COBRA, continued participation by Executive and Executive’s eligible dependents in the standard group medical, dental and vision plans of the Company as in effect from time to time, on substantially the same terms and conditions as such benefits are provided to employees during the applicable period, and reimbursement by the Company of the monthly COBRA premium paid by Executive for him and his eligible dependents for fifteen (15) months or, if earlier, until the date Executive is no longer eligible to receive COBRA continuation coverage; provided, however, in the event the Company determines that such provisions would subject Executive to taxation under Section 105(h) of the Code, or otherwise violate any healthcare law or regulation, then, in lieu of reimbursing Executive, the Company shall pay to Executive the amount Executive would be required to pay for continuation of group health coverage for Executive and his eligible dependents through an election under COBRA for fifteen (15) months, which amount shall be paid in a lump sum at the same time payments under Section 5(f)(i) commence and is intended to assist Executive with costs of health coverage, which Executive may (but is not required to) obtain through an election to continue health care coverage under COBRA; and

(iii)                               all of Executive’s then-outstanding equity awards granted to Executive by the Company shall become immediately vested.

(g)                                  Payment to Executive of any Severance Benefits or Change in Control Severance Benefits, as applicable, shall be conditioned on Executive’s compliance with the requirements of Section 8 hereof and Executive’s execution of a general release in favor of the Company and its affiliates in substantially the form attached hereto as Exhibit A (the “Release”) and the lapse of any revocation period specified therein with the Release not having been revoked.  The Release shall be provided to Executive within three (3) days of Executive’s termination of employment.  Executive will forfeit all rights to the Severance Benefits and the Change in Control Severance Benefits, as applicable, unless, within sixty (60) days of Executive’s termination of employment, Executive executes and delivers the Release to the Company and such Release has become irrevocable by virtue of the expiration of the revocation period specified therein without the Release having been revoked (the first such date, the “Release Effective Date”).  The Company’s obligation to pay the Severance Benefits or the Change in Control Severance Benefits, as applicable, is subject to the occurrence of the Release Effective Date, and if the Release Effective Date does not occur, then the Company shall have no obligation to pay such Severance Benefits or Change in Control Severance Benefits, as applicable.  Notwithstanding anything contained herein to the contrary, in the event that the period during which Executive may review and revoke the Release begins in one calendar year and ends in the following calendar year, any severance payments hereunder that constitute non-qualified deferred compensation subject to Section 409A of the Code shall be paid to Executive no earlier than January 1 of the second calendar year.

7.                                      Section 280G.

(a)                                 Executive shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Code (such excise tax being the “Excise Tax”); provided, however, that any payment or benefit received or to be received by Executive, whether payable under the terms of this Agreement or any other plan, arrangement or agreement with Company or an affiliate of Company (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit Executive receives shall exceed the net after-tax benefit that Executive would receive if no such reduction was made.

(b)                                 The “net after-tax benefit” shall mean (i) the Payments which Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.

(c)                                  All determinations under this Section 7 will be made by an accounting firm or law firm (the “280G Firm”) that is mutually agreed to by Executive and the Company prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code).  The 280G Firm shall be required to evaluate the extent to which payments are exempt from Section 280G of the Code as reasonable compensation for services rendered before or after the Change in Control.  All fees and expenses of the 280G Firm shall be paid solely by the Company.  The Company will direct the 280G Firm to submit any determination it makes under this Section 7 and detailed supporting calculations to both Executive and the Company as soon as reasonably practicable.

(d)                                 If the 280G Firm determines that one or more reductions are required under this Section 7, such Payments shall be reduced in the order that would provide Executive with the largest amount of after-tax proceeds (with such order, to the extent permitted by Sections 280G and 409A of the Code, designated by Executive, or otherwise determined by the 280G Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to Executive. Executive shall at any time have the unilateral right to forfeit any equity award in whole or in part.

(e)                                  As a result of the uncertainty in the application of Section 280G of the Code at the time that the 280G Firm makes its determinations under this Section 7, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against Executive or the Company, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by

Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Executive and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to Executive without interest.

(f)                                   Executive and the Company will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 7.  For purposes of making the calculations required by this Section 7, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

8.                                      Covenants.

(a)                                 Non-Competition. So long as Executive is employed by the Company under this Agreement and for the 12-month period following the termination of Executive’s employment with the Company for any reason (the “Restricted Period”), Executive agrees that Executive will not, directly or indirectly, without the prior written consent of the Company, engage in Competition with the Company or any of its affiliates (collectively, the “Employer”). “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever in any business or venture that competes with any business that the Employer is engaged in as of the date of Executive’s termination of employment with the Company or is actively planning to engage in as of the date of Executive’s termination of employment with the Company. Notwithstanding the foregoing, after Executive’s termination of employment, employment by or consultation for a publicly traded company that derives less than five percent (5%) of its net revenues from activities that compete with business that the Employer engages in, shall not constitute Competition so long as Executive does not provide employment or consulting services to the business segment of such publicly traded company that engages in such competitive activities. Executive is entering into this covenant not to compete in consideration of the agreements of the Company in this Agreement, including but not limited to, the agreement of the Company to provide the severance and other benefits to Executive upon a termination of employment pursuant to Sections 6(e) and (f) hereof, as applicable.

(b)                                 Confidentiality. Executive agrees that Executive will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of Executive’s assigned duties hereunder and for the benefit of the Employer, either while Executive is employed by the Company hereunder or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Employer whether the foregoing will have been obtained by Executive during Executive’s employment hereunder or otherwise. The foregoing will not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public or in the Employer’s industry subsequent to disclosure to Executive through no wrongful act by Executive or any of Executive’s representatives; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates at the Company’s cost with the Company in seeking a protective order or other appropriate protection of such information). The Company and Executive acknowledge that, notwithstanding anything to the contrary contained in this Agreement, pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Company and Executive further acknowledge that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(c)                                  Non-Solicitation of Customers. Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Employer to purchase goods or services then sold by the Employer from any other person or entity.

(d)                                 Non-Solicitation of Suppliers. Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Company’s suppliers to provide goods or services then provided to the Employer to any other person or entity in Competition with the Employer.

(e)                                  Non-Solicitation of Employees. Executive recognizes that Executive will possess confidential information about other employees of the Employer relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Employer.  Executive recognizes that the information Executive possesses and will possess about these other employees is not generally known, is of substantial value to the Employer in developing its business and in securing and retaining customers, and has been and will be acquired by Executive because of Executive’s business position with the Employer. Executive agrees that, during the Restricted Period, Executive will not, (x) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of the Employer to leave such employment for the purpose of being employed by, or rendering services to, Executive or any person or entity unaffiliated with the Employer, or (y) convey any such confidential information or trade secrets about other employees of the Employer to any person or entity other than in the course of Executive’s assigned duties hereunder and for the benefit of the Employer.  Notwithstanding the foregoing, the Company agrees that hiring any employee of the Employer who responds to a general advertisement for employment that was not specifically directed at the employees of the Employer shall not be deemed a violation of this Section 8(e).

(f)                                   Non-Disparagement. Executive agrees that Executive will not, nor will Executive induce others to, Disparage the Employer or any of their past or present officers, directors, employees or products.  Similarly, the directors and senior executives of the Employer will not, nor will they induce others to, Disparage Executive.  “Disparage” will mean making comments or statements to the press, the Employer’s employees or any individual or entity with whom Executive or the Employer, as applicable, has a business relationship that would adversely affect in any manner, as applicable: (i) the conduct of the business of the Employer (including, without limitation, any products or business plans or prospects); (ii) the business reputation of the Employer, or any of their products, or their past or present officers, directors or employees; or (iii) the business reputation of Executive.

(g)                                  Inventions.

(i)                                     Executive acknowledges and agrees that all trade secrets, mask works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, programs, know-how, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products, developments or other works of authorship (“Inventions”), whether patentable or unpatentable, (x) that relate to Executive’s work with the Employer, made, developed or conceived by Executive, solely or jointly with others or with the use of any of the Employer’s equipment, supplies, facilities or trade secrets or (y) suggested by any work that Executive performs in connection with the Employer, either while performing Executive’s duties with the Employer or on Executive’s own time, but only insofar as the Inventions are related to Executive’s work as an employee of the Employer (collectively, “Company Inventions”), will belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Employer, of all Company Inventions, and will promptly disclose all Company Inventions completely and in writing to the Company. The Records will be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of Executive’s employment, or upon the Company’s request. Executive hereby assigns to the Company (or its designee) the Company Inventions including all rights in and to any related patents and other intellectual property that may issue thereon in any and all countries, whether during or subsequent to Executive’s employment with the Employer, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to Executive’s employment with the Employer, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Company Inventions and the underlying intellectual property. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Company Inventions and the underlying intellectual property for its benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense.

(ii)                                  In addition, the Company Inventions will be deemed “work made for hire”, as such term is defined under the copyright law of the United States, on behalf of the Employer and Executive agrees that the Company (or its designee) will be the sole owner of the Company Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to Executive. If the Company Inventions, or any portion thereof, are deemed not to be work made for hire, Executive hereby irrevocably conveys, transfers, assigns and delivers to the Company (or its designee), all rights, titles and interests, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Company Inventions, including without limitation: (a) all of Executive’s rights, titles and interests in and to any underlying intellectual property (and all renewals, revivals and extensions thereof) related to the Company Inventions; (b) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Company Inventions, to exploit and allow others to exploit the Company Inventions; and (c) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Company Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Company Inventions. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Employer.

(iii)                               To the extent that Executive is unable to assign any of Executive’s right, title or interest in any Company Invention under applicable law, for any such Company Invention and the underlying intellectual property rights, Executive hereby grants to the Company (or its designee) an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Company Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Company Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of the Company Invention.

(iv)                              To the extent that any of the Company Inventions are derived by, or require use by the Employer of, any works, Inventions, or other intellectual property rights that Executive owns, which are not assigned hereby, Executive hereby grants to the Company (or its designee) an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense, use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Company to fully realize their ownership rights in the Company Inventions.

(h)                                 Cooperation. Upon the receipt of notice from the Company (including outside counsel), Executive agrees that while employed by the Employer (for no additional compensation) and thereafter (for reasonable compensation for Executive’s time), Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Employer, and will provide reasonable assistance to the Employer and its representatives in defense of any claims that may be made against the Employer, and will assist the Employer in the prosecution of any claims that may be made by the Employer, to the extent that such claims may relate to the period of Executive’s employment with the Employer (or any predecessor). Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Employer. Executive also agrees to promptly inform the Company (to the extent Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Employer (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Employer with respect to such investigation, and will not do so unless legally required.

(i)                                     Return of Property. On the date of the termination of Executive’s employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive will return all property belonging to the Employer (including, but not limited to, any Employer provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Employer).

(j)                                    Injunctive Relief. It is further expressly agreed that the Employer will or would suffer irreparable injury if Executive were to violate the provisions of this Section 8 and that the Employer would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and Executive further consents and stipulates to the entry of such injunctive relief in such court prohibiting Executive from violating the provisions of this Section 8.

(k)                                 Survival of Provisions. The obligations contained in this Section 8 will survive the termination of Executive’s employment with the Company and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

(l)                                     Prior Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party that would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, is or would be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by Executive of the obligations hereunder.

9.                                      Assignment; Third Party Beneficiaries. Notwithstanding anything else herein, this Agreement is personal to Executive and neither the Agreement nor any rights hereunder may be assigned by Executive. The Company may assign the Agreement to an affiliate or to any acquiror of all or substantially all of the assets of the Company.  The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Employer” as used in this Agreement shall mean the Employer as defined in Section 8(a) of this Agreement and any successor to its business and/or assets as aforesaid. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties. Executive acknowledges that this Agreement is intended to benefit the Company, its shareholders, and its and their parents, affiliates, subsidiaries, divisions, and related companies or entities, now existing or hereafter created. Both Executive and the Company further acknowledge and agree that the intended beneficiaries of this Agreement are entitled to enforce the provisions of this Agreement by seeking injunctive relief or any other appropriate remedy.

10.                               Clawback/Recoupment.  Notwithstanding any other provision in this Agreement to the contrary, any compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to mandatory repayment by Executive to the Company to the extent any such compensation paid to Executive is, or in the future becomes, subject to (i) any “clawback” or recoupment policy applicable to Executive that is adopted to comply with any applicable law, rule or regulation (including stock exchange rule), or (ii) any law, rule or regulation (including stock exchange rule) which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.

11.                               Arbitration; Attorneys’ Fees. Executive agrees that all disputes and controversies arising under or in connection with this Agreement, other than seeking injunctive or other equitable relief under Section 8(j), will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and Executive, sitting in Philadelphia, Pennsylvania or such other location agreed to by Executive and the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect; provided, however, that if the Company and Executive are unable to agree on a single arbitrator within 30 days of the demand by another party for arbitration, an arbitrator will be designated by the Philadelphia Office of the American Arbitration Association. The determination of the arbitrator will be final and binding on Executive and the Company. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party will bear their own expenses of such arbitration, except that the prevailing party shall be entitled to be indemnified for its reasonable attorneys’ fees and costs incurred in enforcing the terms of this Agreement should the other party violate any of its terms.

12.                               Indemnification. The Company and Executive acknowledge that they have entered into an Indemnification Agreement, dated as of October 2, 2017 (the “Indemnification Agreement”).

13.                               Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

14.                               Withholding Taxes. The Company may withhold from any and all amounts payable to Executive such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

15.                               Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or three (3) days after being mailed by registered or certified mail to Executive or the Company, as the case may be, at Executive’s address set forth below or the Company’s address set forth below, or to such other names or addresses as Executive or the Company, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section (provided that notice of change of address shall be deemed given only when received).

Company notices shall be delivered to:

OptiNose US Inc.
Attn: Chief Legal Officer
1020 Stony Hill Road
Third Floor, Suite 300
Yardley, PA 19067

Executive notices shall be delivered to such address as shall most currently appear on the records of the Company.

16.                               Entire Agreement; Amendments. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior and/or contemporaneous agreements, understandings or representations relating to the subject matter hereof, whether written or oral, including without limitation the Existing Agreement. No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by the parties hereto.

17.                               Section Headings. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

18.                               Severability. The provisions of this Agreement will be deemed severable and the invalidity of unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

19.                               Counterparts. This Agreement may be executed in several counterparts (including via facsimile and/or .pdf), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.

20.                               Section 409A.

(a)                                 The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and this Agreement shall be interpreted and construed in a manner intended to comply therewith.  For purposes of this Agreement, Executive will be considered to have experienced a termination of employment only if Executive has a “separation from service” with the Company and all of its controlled group members within the meaning of Section 409A.  Whether Executive has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

(b)                                 Each payment under this Agreement, including each installment payment, shall be considered a separate and distinct payment.  For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided as follows:  (i) each payment made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception; (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. §1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii).  With respect to payments subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A.  Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.  Executive shall have no right to designate the date or any payment under this Agreement.

(c)                                  If Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date of Executive’s separation from service, any benefits payable under this Agreement that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (i) the first business day following the six-month anniversary of the date of Executive’s separation from service, or (ii) the date of Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A.  On the earlier of (x) the first business day following the six-month anniversary of the date of Executive’s separation from service, or (y) Executive’s death, the Company shall pay Executive (or Executive’s estate or beneficiaries) a lump-sum payment equal to all payments delayed pursuant to the preceding sentence.

(d)                                 If any of the reimbursements or in-kind benefits provided for under this Agreement are subject to Section 409A, the following rules shall apply: (i) in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of such reimbursable expenses incurred, or the provision of in-kind benefits, in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to such reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

(e)                                  Notwithstanding anything in Section 6(f) hereof to the contrary, in the event that Executive is entitled to the amount set forth in Section 6(f)(i) as a result of a termination of Executive’s employment within twelve (12) months after the date of the Change in Control, and such Change in Control does not constitute a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and its corresponding regulations, and any portion of the severance benefit payable to Executive pursuant to Section 6(e)(i) is deemed to constitute deferred compensation subject to the requirements of Section 409A of the Code at the time of Executive’s termination, then such portion that constitutes deferred compensation shall reduce the amount that is paid in a lump sum as provided in Section 6(f)(i) and such deferred compensation portion shall instead be paid in substantially equal installments over the installment period as described in Section 6(e)(i).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OPTINOSE US, INC.

By:	/s/ Peter K. Miller
Name: Peter K. Miller
Title: Chief Executive Officer

EXECUTIVE

/s/ Ramy Mahmoud
Ramy Mahmoud

EXHIBIT A

RELEASE AGREEMENT

This RELEASE AGREEMENT (“Agreement”) made this [   ] day of [       ], [     ] (the “Effective Date”), between OptiNose US, Inc. (including its successors and assigns, the “Company”), and [    ] (“Executive”).

1.                                      Release.

a.                                      In consideration of the amounts to be paid by the Company pursuant to the Employment Agreement entered into on [Date], 2017, by and between the Company and Executive (the “Employment Agreement”), Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”).  This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, each as amended, the Fair Credit Reporting Act, the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Equal Pay Act of 1963, claims for wrongful discharge in violation of public policy, claims under the Employment Discrimination Bureau (EDB) — Pennsylvania, the Pennsylvania Family Leave Act, the Pennsylvania Workers’ Compensation Act, the Pennsylvania State Wage and Hour Law, the Pennsylvania Law on Equal Pay, the Pennsylvania Political Activities of Employees Law, the Pennsylvania Lie Detector Testing Law, the Pennsylvania Tobacco Use Law, the Pennsylvania Genetic Testing Law, the State of Pennsylvania Labor Relations Act, the Pennsylvania Human Rights Law, and the Pennsylvania Labor Law, claims for discrimination in violation of the Pennsylvania Human Relations Act, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company.

b.                                      For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which

Executive or his heirs, executors, devisees, successors and assigns may have and which Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.

c.                                       In consideration of the promises of the Company set forth in the Employment Agreement, Executive hereby releases and discharges the Releasees from any and all Claims that Executive may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.  Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Releasees.

d.                                      Nothing in this Agreement restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  However, to the maximum extent permitted by law, Executive is waiving Executive’s right to receive any individual monetary relief from the Company or any others covered by the Release resulting from such claims or conduct, regardless of whether Executive or another party has filed them, and in the event Executive obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement.  This Agreement does not limit Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.

e.                                       Except as provided in Section 6(e) or Section 6(f), as applicable, of the Employment Agreement or in the Indemnification Agreement, Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising out of his employment with or termination from the Company, and no further sums or benefits are owed to him by the Company or by any of the other Releasees at any time.

2.                                      Consultation with Attorney; Voluntary Agreement.  The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement.  Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney.  Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above.  Executive acknowledges and agrees that the payments to be made to Executive pursuant to the Employment Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1.  Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

3.                                      Effective Date; Revocation.  Executive acknowledges and represents that he has been given [twenty-one (21)][forty-five (45)] days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above.  Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it.  Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period.  If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement and shall be final and binding on Executive.

4.                                      Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

5.                                      Governing Law.  This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

6.                                      Entire Agreement.  This Agreement, the Employment Agreement and the other agreements referred to in the Employment Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.  Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement.

7.                                      Amendment. This release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by Executive and the Company.

8.                                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

OPTINOSE US, INC.

By:	Date:

Name:

Title:

By:	Date:

Ramy Mahmoud